Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 10960 Wilshire Boulevard, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive San Jose, CA 95134 (408) 719-6400 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Corp. Closes $1.3 Million Equity Financing

SAN JOSE, Calif., March 15, 2006 — Applied Imaging Corp. (AICX.OB) today announced that it closed a private placement on Tuesday, March 14, 2006, in which it sold 773,810 shares of its common stock at a price of $1.68 per share, raising approximately $1.3 million in gross proceeds and $1.1 million net from certain investors. In connection with their participation in the closing, these investors received warrants to purchase an aggregate of 193,453 shares of Applied Imaging’s common stock at an exercise price of $2.52 per share. Denver-based Roaring Fork Capital SBIC, L.P. is the lead investor in the placement.

Bathgate Capital Partners, LLC (Bathgate), an investment banking firm specializing in the micro cap market, acted as placement agent on the offering that was structured as a Private Investment in Public Equity (PIPE) transaction. Applied Imaging has agreed to file a registration statement covering the resale of the shares and the shares to be issued upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and pathology applications. The

Company develops, manufactures and markets a range of scanning and image analysis systems for both conventional (brightfield) and fluorescent microscopic analysis of cellular and tissue specimens. Products are sold to hospital laboratories, cancer centers, prenatal clinics and research institutions for both research and clinical purposes. The Company has installed over 4,000 of its systems in over 1000 laboratories in more than 60 countries around the world. Beyond its core business, through its wholly-owned subsidiary, CTC, Inc., the Company is also developing a system for the detection, quantification and characterization of tumor cells in the blood of cancer patients.

More information about Applied Imaging can be found at www.aicorp.com.